EXHIBIT 12 -- RATIO OF EARNINGS TO FIXED CHARGES

                                                    PERIOD ENDED DECEMBER 31, 1996               PERIOD ENDED APRIL 30, 1997
                                                    ------------------------------               ---------------------------
                                                               CASTLE ROCK                                CASTLE ROCK
                                                                 PUBLIC                                      PUBLIC
                                                BFC GUARANTY  IMPROVEMENTS  BFC FINANCE    BFC GUARANTY  IMPROVEMENTS  BFC FINANCE
                                                   CORP.       AUTHORITY       CORP.           CORP.       AUTHORITY       CORP.
                                                ------------  ------------  -----------    ------------  ------------  -----------
Net Income (Loss)                                2,300,099    (2,933,991)       24,692       1,046,103     (1,341,080)      55,522

   Income Taxes                                  1,184,900             0        12,720         538,902              0       28,600
   Fixed Charges                                         0     3,090,059     7,302,806               0      1,371,552    3,255,126
                                                ------------  ------------  -----------    ------------  ------------  -----------

Earnings                                         3,484,999       156,068     7,340,218       1,585,005         30,472    3,339,246
                                                ------------  ------------  -----------    ------------  ------------  -----------

Fixed Charges
   Amortization of Bond Issue Costs                      0        61,751        76,548               0         27,446       34,021
   Interest Expense                                      0     3,028,308     7,226,258               0      1,344,106    3,221,105
                                                ------------  ------------  -----------    ------------  ------------  -----------

      Total Fixed Charges                                0     3,090,059     7,302,806               0      1,371,552    3,255,126
                                                ------------  ------------  -----------    ------------  ------------  -----------

Ratio of Earnings To Fixed Charges                       0          5.05%       100.51%              0           2.22%      102.58%
                                                ------------  ------------  -----------    ------------  ------------  -----------

Caste Rock Public Improvements Authority's earnings are inadequate to cover fixed charges. The total deficiency is $2,933,991 for the period ended December 31, 1996 and $1,341,080 for the period ended April 30, 1997. The deficiency will be covered by the debt service reserve of $4,917,238 as of December 31, 1996 and $4,916,384 as of April 30, 1997.